Exhibit 99.1

N E W S B U L L E T I N	RE:
PINNACLE ENTERTAINMENT 3800 Howard Hughes Parkway Suite 1800 Las Vegas, Nevada 89109 TRADED: NYSE: PNK

FOR FURTHER INFORMATION:

At the Company: Dan Lee Chairman & CEO (702) 784-7777	Steve Capp CFO (702) 784-7777	Wade Hundley COO (702) 784-7777	At CCG Investor /Public Relations Sean Collins Partner (818) 789-0100

September 15, 2003

Pinnacle Entertainment Announces Agreement to Settle Derivative Action

LAS VEGAS, September 15, 2003/ PR Newswire-First Call/—Pinnacle Entertainment, Inc. (NYSE:PNK–News) today announced it has received the final approval necessary for an agreement to settle the shareholder derivative lawsuit pending against certain of its current and former directors. The derivative lawsuit was commenced in December 2002 in California Superior Court, Los Angeles County, on behalf of the shareholders of Pinnacle Entertainment to recover for the Company certain costs incurred in connection with the events surrounding a golf tournament held at the Belterra Resort in 2001.

Under the terms of the settlement, the Company has recovered from its former directors’ and officers’ liability insurer amounts sufficient to cover all of the Company’s material legal costs and other expenses in connection with the lawsuit, including settlement payments. At June 30, 2003, the Company had expenses of approximately $1,161,000 in connection with the matter, and anticipated additional costs during the three-month period ending September 30, 2003. Such costs are expected to be reversed in the current quarter. In addition, all claims against the defendants have been dismissed without admission of liability or wrongdoing by any party.

In addition, under the settlement agreement, the Company’s former Chairman agreed to provide the Company with a one-year transferable option to purchase all or a portion of the more than two million shares held by the former Chairman and related entities at $10 per share, and a second-year transferable option to purchase such shares at $15 per share. The former Chairman also contributed an assignable right of first refusal in favor of Pinnacle, a limitation on the sales of his stock without Company pre-approval, and an agreement not to participate in a contest for the control of the Company.

During 2002, the Company’s former Chairman reached an agreement with the Indiana Gaming Commission whereby he agreed to divest his shares within a period of time that remains confidential between the former Chairman and the Indiana Gaming Commission.

Pinnacle Entertainment, Inc.

That agreement remains in effect. According to the Indiana Gaming Commission, to the extent there are any inconsistencies between the settlement agreement and the 2002 agreement, the confidential provisions of the 2002 agreement govern.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos, both in the Los Angeles metropolitan area. The Company also is developing a major casino resort in Lake Charles, Louisiana, subject to continued compliance with the conditions of the Louisiana Gaming Control Board.

For further information, please contact Dan Lee, Chairman & CEO, +1-702-784-7777, Steve Capp, CFO, +1-702-784-7777, or Wade Hundley, COO, +1-702-784-7777, all of Pinnacle Entertainment; or Sean Collins, partner, CCG Investor/Public Relations, +1-818-789-0100, for Pinnacle Entertainment.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and, accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of Pinnacle Entertainment. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein.

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